Exhibit 10.1
ASSET PURCHASE AGREEMENT
dated as of July 21, 2010
between
Hitachi Metals, Ltd.
and
Advanced Energy Industries, Inc.

i

(continued)

(continued)

(continued)

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of July 21, 2010 (the “Agreement”), between Hitachi Metals, Ltd., a Japanese corporation (“Buyer”), and Advanced Energy Industries, Inc., a Delaware corporation (“Seller”).
     WHEREAS, Seller and certain of its Subsidiaries (as hereinafter defined), including Advanced Energy Japan, K.K. and Advanced Energy Shenzhen (collectively, the “Seller Group”) are engaged in the business of the development, manufacture, production, marketing, sale and distribution of the gas and liquid flow-management systems, mass flow controller products and exhaust pressure valve products set forth on Schedule I attached hereto (the “Flow Products”) and the services related thereto (the “Business”); and
     WHEREAS, the parties desire that the Seller Group sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from the Seller Group, all of the right, title and interest of the Seller Group in and to the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.
     “Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers for the sale of Flow Products and (b) any other account or note receivable Related to the Business, together with, in each case, the full benefit of any security interest of any member of the Seller Group therein.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
     “Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Master Services Agreement, the Authorized Service Provider Agreement, the China Asset Transfer Agreement, the Japan Office Space Lease, the Japan Real Estate Purchase Agreement, the IP Assignments, the Software License Agreement, the Sublease Agreements and the other agreements, instruments and documents delivered at the Closing.
     “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
     “Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer

Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.
     “Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case Related to the Business, including books and records relating to Seller Group Intellectual Property and the employee and personnel records of the Transferred Employees.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York USA or Tokyo, Japan are authorized or required by Law to close.
     “Business Employee” means any of the employees of the Seller Group listed on Schedule 1.1(a) attached hereto.
     “Change in Control’ shall be deemed to have occurred when (i) any “person” or “group” (as such terms are used in Sections 13(e) and 14(d) of the Exchange Act) is or becomes the beneficial owner of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of Seller (the “Voting Stock”) or (ii) Seller (A) consolidates with or merges into any other corporation or any other corporation merges into Seller, and in the case of any such transaction, the outstanding Common Stock of Seller is changed or exchanged into other assets or securities as a result, unless the stockholders of Seller immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (B) conveys or transfers all or substantially all of its assets to any Person.
     “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any Open Customer Purchase Orders or Open Supplier Purchase Orders.
     “Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment including all manufacturing and test equipment, parts, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property, in each case Related to the Business.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Seller Group, as defined in Section 414(b), (c), (m) or (o) of the Code.

     “Excluded Intellectual Property” means the rights, title and interest of a member of the Seller Group in, to or under the Retained Names, the SAP Licenses, the Seller’s proprietary factory information system software being licensed to Buyer pursuant to the Software License Agreement, and other Intellectual Property, including standard, off-the-shelf software licenses, that is set forth on Schedule 4.15(a)(xiv).
     “Foreign Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, Japanese national, prefectural or city government or other instrumentality or political subdivision thereof, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
     “Governmental Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
     “Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
     “Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
     “Inventory” means all raw materials, work-in-process, finished goods, supplies, manufactured and processed parts, spare parts and other inventories Related to the Business, including all such items (a) located on the Real Property, (b) in transit from suppliers of the Business, (c) held for delivery by suppliers of the Business, or (d) held on consignment by third parties.
     “Knowledge” of Seller or any similar phrase means, with respect to any fact or matter, the actual knowledge of the individuals identified on Schedule 1.1(b) attached hereto, together with such knowledge that such individuals could reasonably be expected to discover after due inquiry concerning the existence of the fact or matter in question, including due inquiry of the directors, executive officers and other vice president level and above employees of Seller having direct responsibility relating to the matter in question.

     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.
     “Material Adverse Change” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences (a) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or operations of the Business or the Purchased Assets and Assumed Liabilities, taken as a whole, or (b) would materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement and excluding the effect of (i) any change generally affecting the industry in which the Business operates (including general pricing changes affecting the industry as a whole); (ii) any change in the economy or the financial or securities markets in the United States or elsewhere in the world; (iii) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, or other force majeure events; in each case as to clauses (i) — (iii) above as do not have a disproportionate effect on the Seller Group, (iv) any actions taken, or actions not taken, or such other changes or conditions, in each case that the Buyer and the Seller have approved or consented to, or required by the terms of this Agreement or any Ancillary Agreement, and (v) the announcement of this Agreement and the transactions contemplated hereby, including the termination, modification or, or reduction in, any Contracts with any customers, suppliers, distributors or contractors of any member of the Seller Group, as the case may be, to the extent due to the announcement and performance of this Agreement or the identity of the Buyer or the Seller, as the case may be, or the performance of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the foregoing clause (v) shall not apply to any loss or reduction of Business Employees other than to the extent the loss of Business Employees arises out of or is due to the terms of employment offered by Buyer to any such Business Employee, the effect of which shall be excluded from the determination of whether a Material Adverse Change has occurred.
     “Material Customers and Suppliers” means the customers and suppliers listed on Schedule 1.1(c) hereto.
     “Open Customer Purchase Orders” means Seller’s backlog of unfilled purchase orders from customers of Seller for the purchase from Seller or a member of the Seller Group of Flow Products with a scheduled delivery date after the Closing Date.
     “Open Source Materials” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL, (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, and (h) the Apache License.
     “Open Supplier Purchase Orders” means purchase orders to suppliers of Seller for the purchase by Seller of raw materials, supplies, parts and other items used for the manufacture of Flow Products by Seller or a member of the Seller Group with a scheduled delivery date after the Closing Date.

     “Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which the Seller Group maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
     “Pre-Closing Environmental Liabilities” means Liabilities arising under Environmental Law arising out of or related to (a) the ownership or operation of the Business at any time on or prior to the Closing or (b) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by any member of the Seller Group Related to the Business at any time on or prior to the Closing, including but not limited to any such Liabilities based upon or arising out of (i) a failure to obtain, maintain or comply with any Environmental Permit, (ii) a Release of any Hazardous Substance, or (iii) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.
     “Related to the Business” means used, held for use or acquired or developed for use in the Business or otherwise necessary to, or arising out of, the operation or conduct of the Business, in each case excluding the services for repair or servicing of the Flow Products provided by the Seller Group at its Service Centers.
     “SAP License” means the R/3 Software Individual End User License Agreement dated September 29, 1995 by and between Seller and SAP America, Inc., as amended.
     “Seller Owned Intellectual Property” means Intellectual Property that is owned (exclusively, jointly with another Person or otherwise) by any member of the Seller Group, that constitutes Purchased Assets and is Related to the Business as it is currently conducted or as proposed to be conducted, including, without limitation, the Intellectual Property set forth in Schedule 2.1(e).
     “Service Centers” means the Seller’s facilities, or the facilities of Seller’s designees in locations in which Seller does not have a physical presence, to service Flow Products located in Seoul, Korea; Shanghai, China; Taipei, Taiwan; Singapore; Filderstadt, Germany; Dresden, Germany; Austin, Texas; Dallas, Texas; and the portion of the facility in Hachioji, Japan designated for service of Flow Products.
     “Service-Related Inventory” means (i) raw materials designated for use in the repair or servicing of Flow Products, and (ii) repaired or refurbished products designated for use as replacement units for Flow Products, in each case located at Service Centers (other than in Seller’s facilities in Hachioji, Japan).
     “Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.
     “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, transfer, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unclaimed property, escheat, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
     “$” means United States dollars.
     1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Accounting Principles	2.6(a)(i)

Action	4.17(a)

Agreement	Preamble

Allocation Statement	2.7

Applicable Survival Period	10.1(d)

Assigned Business Authorizations	7.1(d)

Assigned Contracts	2.1(f)

Assignment and Assumption Agreement	3.2(b)

Assumed Liabilities	2.3

Authorized Service Provider Agreement	3.2(d)

Balance Sheet Date	2.6(a)(i)

Base Amount	2.6(a)(ii)

Bill of Sale	3.2(a)

Business	Recitals

Business Authorizations	4.9(a)

Buyer	Preamble

Buyer’s Benefit Plans	7.4(c)

Buyer Closing Certificate	8.3(c)

Buyer Indemnitees	10.2(a)

Buyer Warranty Losses	10.2(b)

Cash Consideration	2.5(a)

CERCLA	4.20(a)(i)

China Asset Transfer Agreement	3.2(e)

Closing	3.1

Closing Date	3.1

Closing Inventory Amount	2.6(a)(iii)

Closing Inventory Statement	2.6(a)(iv)

COBRA	7.4(k)

Confidentiality Agreement	6.3

Consents	4.3(a)

Copyrights	4.13(a)

Dispatched Employees	4.19(g)(viii)

Environment	4.20(a)(ii)

Environmental Action	4.20(a)(iii)

Environmental Clean-up Site	4.20(a)(iv)

Environmental Laws	4.20(a)(v)

Environmental Permit	4.20(a)(vi)

Excluded Assets	2.2

Excluded Contracts	2.2(b)

Excluded Liabilities	2.4

FCPA	4.26

Flow Products	Recitals

Foreign Plans	4.18(n)

Hazardous Substances	4.20(a)(vii)

In-Bound Licenses	4.13(a)(c)

Intellectual Property	4.13(a)

Intellectual Property Rights	4.13(a)

IP Assignments	3.2(h)

Japan Buildings	2.1(a)

Japan Business Employees	4.19(g)(i)

Japan Collective Bargaining Agreements	4.19(g)(iii)

Japan Land	2.1(a)

Japan Office Space Lease	3.2(f)

Japan Personnel	4.19(g)(vii)

Japan Plans	4.18(o)

Japan Real Estate Purchase Agreement	3.2(g)

Japan Work Rules	4.19(g)(vi)

JSI Agreement	7.6

June Income Statement	4.4(a)

Lease	4.12(c)

Leased Real Property	4.12(a)

Liabilities	4.5

Losses	10.2(a)

Marks	4.13(a)

Master Services Agreement	3.2(c)

Material Contracts	4.15(b)

Noncompetition Period	6.8(a)

Nondisclosure Agreements	4.13(i)

Notice of Claim	10.4(a)

Out-Bound Licenses	4.13(d)

Owned Real Property	4.12(a)

Patents	4.13(a)

PCBs	4.20(i)

Pension Plan	4.18(b)

Personal Property	4.10(a)

Policies	4.21(a)

Post-Closing Tax Period	7.5(b)

Pre-Closing Tax Period	7.5(b)

Products	4.22(a)

Proprietary Information	4.13(a)

Purchase Price	2.5(a)

Purchased Assets	2.1

Real Property	4.12(a)

Release	4.20(a)(viii)

Representatives	6.3

Restricted Business	6.8(a)

Restricted Contract	2.8(a)

Retained Names	7.3

Section 1060 Forms	2.7

Seller	Preamble

Seller Closing Certificate	8.2(c)

Seller Disclosure Schedule	Preamble Article IV

Seller Employees	7.4(e)

Seller Group	Recitals

Seller Group Benefit Plans	4.18(a)

Seller Indemnitees	10.3(a)

Seller Intellectual Property	4.13(e)

Seller June Balance Sheet	2.6(a)(i)

Seller Owned Intellectual Property	4.13(b)

Seller Registered Items	4.13(f)

Seller Warranty Losses	10.3(b)

Software	4.13(a)

Software License Agreement	3.2(i)

Statements of Operations	4.4(a)

Sublease Agreements	3.2(j)

Third Party Claim	10.4(a)

Third Party Defense	10.4(b)

Transfer Taxes	7.5(a)

Transferred Employees	7.4(b)

US Plans	4.18(a)

Work Product Agreements	4.13(j)
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, and shall cause each other relevant member of the Seller Group to sell, assign, transfer, convey and deliver, to Buyer or a Subsidiary of Buyer designated by Buyer in writing to Seller not less than three Business Days prior to the Closing, and Buyer or such Subsidiary shall purchase, acquire and accept from the Seller Group, free and clear of Liens except for Permitted Liens, the entire right, title and interest of Seller and each other member of the Seller Group in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business other than the Excluded Assets (the “Purchased Assets”). The Purchased Assets include the following assets, properties and rights:
          (a) all (i) Owned Real Property located in Hachioji, Japan (the “Japan Land”), and (ii) buildings, fixtures, structures, signage and improvements erected or located on the Japan Land (the “Japan Buildings”);
          (b) the leasehold interest of Seller for the real property constituting a parking lot leased by Seller in Hachioji, Japan and described on Schedule 2.1(b);
          (c) all Inventory other than Service-Related Inventory;
          (d) all Equipment, including Equipment located in Seller’s clean room located in Shenzhen, China and in Seller’s clean room and lab space located in Fort Collins, Colorado, and all Equipment located at Seller’s facilities in Hachioji, Japan, except the Equipment at such locations that is set forth on Schedule 2.1(d), which schedule shall be delivered by Seller to Buyer at least two (2)

Business Days prior to Closing, to the extent the items on such Schedule are approved by Buyer prior to Closing;
          (e) all Intellectual Property owned by Seller or any member of the Seller Group and Related to the Business, including the Intellectual Property set forth on Schedule 2.1(e);
          (f) all Contracts Related to the Business that are (i) in effect as of the date of this Agreement and set forth on Schedule 2.1(f) or (ii) entered into by any member of the Seller Group between the date hereof and the Closing Date in compliance with the provisions of this Agreement, provided that the Seller and Buyer mutually agree prior to Closing that such Contracts (including Open Customer Purchase Orders and Open Supplier Purchase Orders), shall be listed in a supplement to Schedule 2.1(f) (the “Assigned Contracts”);
          (g) all Business Authorizations and Environmental Permits;
          (h) all Books and Records; provided that if any Books and Records also contain information relating to any business of any member of the Seller Group other than the Business, then only those portions of the Books and Records relating to the Business shall be included, and Seller may retain a copy of such Books and Records in accordance with Seller’s applicable document retention policies;
          (i) all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the Purchased Assets or the Assumed Liabilities;
          (j) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;
          (k) all prepaid expenses relating to the Purchased Assets (other than relating to Taxes) set forth on Schedule 2.1(k) (as such Schedule may be updated at Closing as mutually agreed by the Seller and Buyer);
          (l) all security deposits, earnest deposits and all other forms of deposit or security placed with or by any member of the Seller Group for the performance of an Assigned Contract; and
          (m) all goodwill of the Business as a going concern.
     2.2 Excluded Assets. The Purchased Assets do not include, and neither Seller nor any other member of the Seller Group is selling, assigning, transferring, conveying or delivering, and neither Buyer nor any Subsidiary of Buyer is purchasing, acquiring or accepting from Seller or any other member of the Seller Group, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):
          (a) all cash, cash equivalents and bank accounts of the Seller Group;
          (b) all Contracts that are not Assigned Contracts (the “Excluded Contracts”);
          (c) the Seller’s Service Centers, including clean rooms, Service-Related Inventory and Equipment, in each case located at Seller’s Service Centers (other than Equipment and Inventory in Seller’s facilities in Hachioji, Japan);
          (d) the Seller’s clean room located in Shenzhen, China;

          (e) the Equipment located at Seller’s facilities in Hachioji, Japan set forth on Schedule 2.1(d) as mutually agreed by Seller and Buyer;
          (f) the corporate seals, Charter Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of any member of the Seller Group;
          (g) all Policies and, subject to Section 2.1(j) hereof, all rights and benefits thereunder;
          (h) the assets, properties and rights specifically set forth on Schedule 2.2(h);
          (i) the shares of capital stock of any member of the Seller Group;
          (j) all Accounts Receivable;
          (k) the Excluded Intellectual Property; and
          (l) the rights which accrue or will accrue to Seller and any member of the Seller Group under this Agreement and the Ancillary Agreements.
     2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer or a Subsidiary of Buyer designated by Buyer in writing to Seller not less than three Business Days prior to the Closing shall assume effective as of the Closing, and from and after the Closing Buyer or such Subsidiary shall pay, discharge or perform when due, as appropriate, only the following Liabilities of the Seller Group (the “Assumed Liabilities”), and no other Liabilities:
          (a) all Liabilities in respect of the Assigned Contracts, including the Open Supplier Purchase Orders and the Open Customer Purchase Orders, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty (other than as provided in Section 2.3(b)) or other breach, default or violation by any member of the Seller Group on or prior to the Closing;
          (b) all warranty, product liability and other customer and third-party claims relating to defective or nonconforming Flow Products sold by Seller in the ordinary course of business prior to the Closing Date to the extent such claims do not exceed in the aggregate $630,000; and
          (c) all Transfer Taxes, regardless of the Person on whom such Taxes are imposed by Law.
     2.4 Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of the Seller Group (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and the Seller Group shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of the Seller Group:
          (a) all Liabilities for (i) Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period and (ii) Taxes of Seller or any Affiliate of Seller, excluding Transfer Taxes;
          (b) all Liabilities in respect of the Excluded Contracts and other Excluded Assets;

          (c) all Liabilities arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Assigned Contract prior to the Closing Date;
          (d) other than as set forth in Section 2.3(b), all product Liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property Rights and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by any member of the Seller Group, or otherwise arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date;
          (e) all Pre-Closing Environmental Liabilities;
          (f) all Indebtedness of the Business;
          (g) all Liabilities under Seller Group Benefit Plans;
          (h) all accounts payable; and
          (i) all Liabilities of any member of the Selling Group arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes (other than Transfer Taxes) and fees and expenses of counsel, accountants and other experts, except as otherwise provided in Section 7.1.
     2.5 Purchase Price.
          (a) The consideration to be paid by Buyer to Seller for the Purchased Assets (the “Purchase Price”) shall be (i) $44,000,000 (the “Cash Consideration”), subject to adjustment as set forth in Section 2.6, and (ii) the assumption of the Assumed Liabilities.
          (b) Seller shall have the right to direct, by written notice to Buyer not later than three Business Days prior to the Closing Date, that all or any part of the Cash Consideration be paid directly to one or more members of the Seller Group that is selling Purchased Assets to Buyer pursuant hereto; provided that no such direction shall relieve Seller of any of its obligations hereunder.
     2.6 Purchase Price Adjustment.
          (a) For purposes of this Section 2.6, the following terms shall have the meanings assigned to them in this Section 2.6(a):
                (i) "Accounting Principles” means GAAP applied on a basis consistent with its application in the preparation of the balance sheet of the Seller (the “Seller June Balance Sheet”) at June 30, 2010 (the “Balance Sheet Date”).
                (ii) "Base Amount” means $8,000,000.
                (iii) "Closing Inventory Amount” means the aggregate dollar amount of Inventory that are Purchased Assets, net of applicable reserves, as of the date two (2) Business Days prior to the Closing Date, calculated in accordance with the Accounting Principles.

                (iv) "Closing Inventory Statement” means an unaudited statement of Closing Inventory Amount that is prepared in accordance with the Accounting Principles.
          (b) Within five (5) Business Days, but not less than two (2) Business Days prior to the Closing Date, Buyer shall have conducted, or at Buyer’s option shall have caused a third party to conduct, a physical inventory for purposes of preparing the Closing Inventory Statement. Seller shall, and shall cause each other member of the Seller Group to, provide reasonable access to Buyer to the facilities of each member of the Seller Group for the purpose of preparing the Closing Inventory Statement. Seller and its representatives shall have the right to observe the taking of such physical inventory and Buyer and the Seller shall cooperate in good faith with respect to any such physical inventory. Subject to the consent of the Seller with respect to the amount of the Closing Inventory Amount, such consent not to be unreasonably withheld or delayed, no later than two (2) Business Days prior to the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller the Closing Inventory Statement which shall set forth the calculation of the Closing Inventory Amount as mutually agreed by Buyer and the Seller.
          (c) Within five (5) Business Days, but not less than two (2) Business Days, prior to the Closing Date, Seller shall take a physical count of the Inventory of the Business (other than Service Related Inventory) located at Seller’s Service Centers. Buyer shall be entitled to have its representatives present at such Inventory count conducted by Seller and Seller shall give Buyer at least twenty-four (24) hours advance notice of the date and time of the Inventory count. Prior to the Closing Seller shall deliver a true and correct certificate to Buyer setting forth in reasonable detail the Inventory (other than Service Related Inventory) located at each Service Center and the amount set forth in such certificate shall be included in the calculation of the Closing Inventory Amount set forth in the Closing Inventory Statement.
          (d) The Inventory of the Business shall be valued at Seller’s standard cost for each item, excluding the reserve for obsolete or excess Inventory in its entirety as reflected in the Seller June Balance Sheet (adjusted to reflect any changes in total Inventory as of the Closing Date). For purposes of this Section, Seller’s standard cost and inventory reserve shall be calculated consistent with the accounting principles, policies and practices that were used in preparing the Seller June Balance Sheet. Seller’s books and records reflect a value of the Inventory at the lower of Seller’s cost or fair market value as of July 1, 2010.
          (e) The Purchase Price shall be adjusted as follows: (i) if the Closing Inventory Amount is less than the Base Amount, the Cash Consideration shall be reduced by the difference between the Base Amount and the Closing Inventory Amount; or (ii) if the Closing Inventory Amount is greater than the Base Amount, the Cash Consideration shall be increased by the difference between the Base Amount and the Closing Inventory Amount.
     2.7 Allocation. As soon as reasonably practicable following the Closing, Buyer shall deliver to Seller an allocation statement setting forth Buyer’s proposed allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”). If, within 20 days after the receipt of the proposed Allocation Statement, Seller notifies Buyer in writing that Seller disagrees with the proposed Allocation Statement, then Buyer and Seller shall attempt in good faith to resolve their disagreement within the 20 days following Seller’s notification to Buyer of such disagreement. If Seller does not so notify Buyer within 20 days of receipt of the proposed Allocation Statement, or upon resolution of the dispute by Buyer and Seller, the proposed Allocation Statement (or such other Allocation agreed upon in writing by Buyer and Seller in resolving such dispute) shall become the final Allocation Statement. If Buyer and Seller are unable to resolve their disagreement within the 20 days following any such notification by Seller, the dispute shall be submitted to a nationally recognized independent valuation firm chosen jointly by Buyer and Seller, for resolution within 20 days of such submission. Buyer and Seller shall each cooperate fully with the other party to facilitate a prompt determination of the allocation. The fees, costs and expenses of the valuation firm retained to resolve any dispute with respect to the Allocation, if applicable, shall be borne equally by Seller, on the one hand, and Buyer, on the other. Except as otherwise required by Law, Buyer and Seller shall, and Seller shall cause each other member of the Seller Group to, file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. Buyer and Seller shall, and Seller shall cause each other member of the Seller Group to, cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law. Not later than 30 days prior to the filing of their respective Forms 8594 relating to the transactions contemplated by this Agreement, Buyer and Seller each shall deliver to the other party a copy of its Form 8594. Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.
     2.8 Consents.
          (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party or (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by any member of the Seller Group to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.8(b), to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such Consent (“Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract, until such time, if any, as such Restricted Contract is assigned to Buyer. Further notwithstanding anything in this Agreement to the contrary, (x) to the extent Seller is unable to assign to Buyer or terminate any Open Supplier Purchase Order prior to the Closing, Buyer shall acquire from Seller the raw materials, supplies, parts and other items used for the manufacture of Flow Products for which Seller is unable to assign or terminate its purchase obligation at the same cost and on the same terms and conditions as contained in any such Open Supplier Purchase Order; and (y) to the extent Seller is unable to assign to Buyer (or terminate) its obligations to manufacture, sell and distribute any Flow Products that are subject to an Open Customer Purchase Order, Seller shall issue a purchase order to Buyer for, and Buyer shall fulfill and timely deliver to Seller, the Flow Products that are covered by any such Open Customer Purchase Order, and Seller shall pay all amounts payable under such purchase order, on the same terms and conditions as set forth in such Open Customer Purchase Order. To the extent any agreement with a provider of raw materials, supplies, parts or other items used for the manufacture of, repair or otherwise in connection with the Flow Products contains exclusivity provisions limiting the ability of such provider to sell raw materials, supplies, parts or other items to Buyer, Seller hereby waives such exclusivity provisions as they relate to the sale of raw materials, supplies parts or other items to Buyer for the manufacture of, repair or otherwise use in connection with the Flow Products by Buyer after Closing. Seller further agrees to take all necessary actions, including, without limitation, executing any documents required by any of provider of raw materials, supplies, parts or other items used for the manufacture of, repair or otherwise in connection with the Flow Products, to effectuate the intent and purpose of this Section.
          (b) To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, Seller shall continue to use reasonable efforts to obtain any such Consent for the 12-month period following the Closing Date until such time as it shall have been obtained or, with respect to a Restricted Contract, until such time as Buyer shall have entered into a Contract providing for substantially the same benefits and rights as contained in such Restricted Contract. Seller shall, and shall cause each other relevant member of the Seller Group to, cooperate with Buyer in any economically feasible arrangement permitted by applicable Law and under the applicable Contract proposed by Buyer to provide that Buyer shall receive the interest of Seller or such member of the Seller Group in the benefits under such Restricted Contract or other Purchased Asset until such Consent is obtained. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer, and Buyer shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement.
          (c) With respect to material Contracts, including the Contracts with Material Customers and Material Suppliers (other than Assigned Contracts) that Relate to the Business and also relate to other business of the Seller, Seller agrees, and shall cause any other member of the Seller Group, upon the reasonable request of Buyer, to use its reasonable efforts to facilitate (with respect to a reasonable number of Contracts in the aggregate) the entry by Buyer or the relevant Buyer Affiliate and the other party to each such Contract into a new Contract that only relates to Flow Products.
ARTICLE III
CLOSING
     3.1 Closing Date. The closing of the Transactions contemplated by this Agreement (the "Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market, Spear Street Tower, San Francisco, California, 94105, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     3.2 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:
          (a) a Bill of Sale in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by each member of the Seller Group;
          (b) an Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by each member of the Seller Group;
          (c) a Master Services Agreement in the form of Exhibit D hereto (the “Master Services Agreement”) duly executed by each relevant member of the Seller Group;

          (d) an Authorized Service Provider Agreement in the form of Exhibit E hereto (the “Authorized Service Provider Agreement”) duly executed by each relevant member of the Seller Group;
          (e) an Asset Transfer Agreement in the form of Exhibit F hereto (the “China Asset Transfer Agreement”) duly executed by each relevant member of the Seller Group;
          (f) a Japan Office Space Lease in such form as is reasonably acceptable to Buyer and to Seller (the “Japan Office Space Lease”), provided that such lease shall provide for the lease of 10,000 to 13,000 square feet of space at market rates and terms to be mutually agreed upon by Buyer and Seller and for a term of one year with two one-year renewal periods, duly executed by each relevant member of the Seller Group;
          (g) a Japan Real Estate Purchase Agreement with respect to the Japan Land and the Japan Buildings, in the form of Exhibit H hereto, duly executed by each relevant member of the Seller Group (the “Japan Real Estate Purchase Agreement”);
          (h) IP Assignments in the form of Exhibit I hereto (the “IP Assignments”) duly executed by each relevant member of the Seller Group;
          (i) a Software License Agreement covering the license of the Seller’s proprietary factory information system software in the form of Exhibit L hereto (the “Software License Agreement”);
          (j) sublease agreements in forms reasonably acceptable to Seller and Buyer (the “Sublease Agreements”) for the sublease by Buyer of certain laboratory and office space located at Seller’s facilities in Fort Collins, Colorado and San Jose, California1;
          (k) such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;
          (l) the Seller Closing Certificate; and
          (m) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by each member of the Seller Group that is selling Purchased Assets to Buyer pursuant hereto.
     3.3 Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:
          (a) the Cash Consideration by wire transfer of immediately available funds to an account or accounts of Seller designated in writing by Seller to Buyer no later than three Business Days prior to the Closing Date or to such other accounts of the Seller Group as may be directed by Seller in accordance with Section 2.5(b);

[1]	Subject to landlord consent.

          (b) the Assignment and Assumption Agreement duly executed by Buyer or its designee pursuant to Section 2.1;
          (c) the Master Services Agreement duly executed by Buyer or its designee pursuant to Section 2.1;
          (d) the Authorized Service Provider Agreement duly executed by Buyer or its designee pursuant to Section 2.1;
          (e) the Japan Office Space Lease duly executed by Buyer or its designee pursuant to Section 2.1;
          (f) the China Asset Transfer Agreement duly executed by Buyer or its designee pursuant to Section 2.1;
          (g) the Japan Real Estate Purchase Agreement duly executed by Buyer or its designee pursuant to Section 2.1;
          (h) the Software License Agreement duly executed by Buyer or its designee pursuant to Section 2.1;
          (i) the Sublease Agreements duly executed by Buyer or its designee pursuant to Section 2.1; and
          (j) the Buyer Closing Certificate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Any information disclosed in one Section of the Seller Disclosure Schedule shall be considered to be made for purposes of another Section of the Seller Disclosure Schedule to the extent that the relevance or applicability of the disclosure is reasonably apparent on the face of such disclosure.
     4.1 Organization and Good Standing. Each member of the Seller Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification except for those jurisdictions where the failure to be so qualified and in good standing could not individually or in the aggregate have a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations or results of operations of the Business or any member of the Seller Group. No member of the Seller Group is in default under its Charter Documents.

     4.2 Authority and Enforceability.
          (a) Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Seller has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
          (b) Each member of the Seller Group has the requisite power and authority to enter into each Ancillary Agreement to which it is, or specified to be, a party and to consummate the transactions contemplated thereby. The execution and delivery by each member of the Seller Group of each Ancillary Agreement to which it is, or specified to be, a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate, limited liability company or other action on the part of each such member of the Seller Group. Prior to the Closing each member of the Seller Group will have duly executed and delivered each Ancillary Agreement to which it is, or specified to be, a party. Each such Ancillary Agreement will constitute the valid and binding obligation of each such member of the Seller Group party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Ancillary Agreements will effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens.
     4.3 No Conflicts; Consents.
          (a) The execution and delivery of this Agreement by Seller do not, and the execution and delivery of each Ancillary Agreement to which each member of the Seller Group is, or specified to be, a party, the performance by Seller and each member of the Seller Group of its obligations hereunder and thereunder and the consummation by Seller and each member of the Seller Group of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of any member of the Seller Group, (ii) violate or constitute a material default, an event of material default or an event creating rights of acceleration, termination, cancellation, imposition of additional material obligations or loss of material rights relating to the Business under any Assigned Contract or any Material Contract, (iii) violate or conflict with any Law, Authorization or Governmental Order applicable to any member of the Seller Group, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Governmental Order, or (iv) result in the creation of any Liens upon any of the Purchased Assets other than Permitted Liens. Section 4.3(a) of the Seller Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement with respect to any Purchased Asset or under any Assigned Contract to which any member of the Seller Group is a party (collectively, “Consents”) in order to sell, assign, transfer, convey and deliver to, Buyer all rights and benefits of the Seller Group thereunder without any impairment or alteration whatsoever.
          (b) No Authorization or Governmental Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to any member of the Seller Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
     4.4 Financial Statements.
          (a) Seller has previously furnished Buyer with unaudited financial information of the Business, which includes management reports prepared for internal use by Seller in the management of the Business and in the form of statements of operations for the Business (the “Statements of Operations”) for the fiscal year ended December 31, 2009 and for the three-month period ended June 30, 2010 (the “June Income Statement”), copies of which are set forth as an exhibit to Section 4.4 of the Seller Disclosure Schedule. The Statements of Operations are true, complete and correct in all material respects and have been prepared on a basis consistent with Seller’s historical accounting policies and procedures with respect to the Business and fairly and accurately present in all material respects the financial position and results of operations of the Business, as if the Business were operated on a stand-alone basis, without allocations for overhead costs or expenses, for each of the periods then ended.
          (b) Except as set forth on Section 4.4 of the Seller Disclosure Schedule, the Statements of Operations have been derived from financial information that has been prepared in accordance with GAAP.
     4.5 No Undisclosed Liabilities. There are no liabilities, obligations or commitments relating to the Purchased Assets of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Seller June Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) those arising under Contracts disclosed in Section 4.15 of the Seller Disclosure Schedule or not required to be disclosed therein, and (d) those set forth on Section 4.5 of the Seller Disclosure Schedule.
     4.6 Inventory. Each item of Inventory that constitutes a Purchased Asset (a) is free of any material defect or other deficiency, (b) is of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business (subject to any obsolete items or excess inventory for which an adequate reserve has been made in the Seller June Balance Sheet), (c) is properly stated on the Seller June Balance Sheet (to the extent existing on the date thereof) and on the books and records of the Seller at the lesser of cost or fair market value or net realizable value, (d) were or shall be acquired and maintained in the ordinary course of business of the Business and (e) are the property of Seller, are free and clear of any Lien (other than Permitted Liens) and, except for obsolete items for which an adequate reserve has been made in the Seller June Balance Sheet, conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any applicable Law. No material write-down of such Inventory has been made or should have been made in the period since December 31, 2009. All of such Inventory is located at the facilities of the Seller Group and no Inventory is held on a consignment basis.
     4.7 Taxes.
          (a) With respect to the Business or the Purchased Assets, all Tax Returns required to have been filed by or with respect to each member of the Seller Group have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon. With respect to the Business or the Purchased Assets, all Taxes owed by any member of the Seller Group (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each member of the Seller Group has adequately provided for, in its books of account and related records and on the balance sheet of Seller as of December 31, 2009, Liability for all unpaid Taxes, being current Taxes not yet due and payable.
          (b) In each case with respect to the Business or the Purchased Assets, (i) there is no action or audit now proposed, threatened or pending against, or with respect to, any member of the Seller Group in respect of any Taxes, (ii) no member of the Seller Group is the beneficiary of any extension of time within which to file any Tax Return except with respect to the Tax Return of Seller for the taxable year 2009 for which a timely extension has been filed, nor has any member of the Seller Group made (or had made on its behalf) any requests for such extensions, (iii) no claim has ever been made by an authority in a jurisdiction where any member of the Seller Group does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns, and (iv) there are no Liens on any of the stock or assets of any member of the Seller Group with respect to Taxes.
          (c) There are no Liens for Taxes on any of the Purchased Assets other than Permitted Liens. Each member of the Seller Group has withheld and timely paid all Taxes required to have been withheld and paid with respect to the Purchased Assets, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
          (d) In each case with respect to the Purchased Assets or the Business, (i) there is no dispute or claim concerning any Liability for Taxes with respect to any member of the Seller Group for which notice has been provided, or which is asserted or threatened, or which is otherwise known to any member of the Seller Group, (ii) no issues have been raised in any Taxes examination with respect to any member of the Seller Group which, by application of similar principles, could be expected to result in Liability for Taxes for any member of the Seller Group or period not so examined, and (iii) no member of the Seller Group has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
          (e) No member of the Seller Group has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No foreign member of the Seller Group has ever held a “United States real property interest” within the meaning of Section 897(1)(1) of the Code. Seller is not a “foreign person” within the meaning of Section 1445 of the Code. No member of the Seller Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. No member of the Seller Group has participated in or cooperated with an international boycott as defined in Section 999 of the Code.
          (f) No member of the Seller Group has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each member of the Seller Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (g) No member of the Seller Group is a party to any Tax allocation or sharing agreement. No member of the Seller Group has any Liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law) with respect to any Relevant Group of which such member of the Seller Group currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. No member of the

Seller Group is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.
          (h) No member of the Seller Group that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.
     4.8 Compliance with Law.
          (a) Each member of the Seller Group has conducted, and is conducting, the Business in compliance in all material respects with all applicable Laws.
          (b) To Seller’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) could reasonably be expected to result in a violation of, conflict with or failure on the part of any member of the Seller Group to conduct the Business in compliance in all material respects with, any applicable Law. No member of the Seller Group has received written notice regarding any violation of, conflict with, or failure to conduct the Business in compliance in all material respects with, any applicable Law.
     4.9 Business Authorizations.
          (a) Each member of the Seller Group owns, holds or lawfully uses in the operation of the Business all material Authorizations which are necessary for it to conduct the Business as currently conducted or for the ownership and use of the assets owned or used by such member of the Seller Group in the conduct of the Business (the “Business Authorizations”) free and clear of all Liens, other than Permitted Liens. Such Business Authorizations are valid and in full force and effect. All Business Authorizations are listed in Section 4.9 of the Seller Disclosure Schedule.
          (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of any member of the Seller Group to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any material Business Authorization. No member of the Seller Group has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any material Business Authorization. No member of the Seller Group is in default, nor has any such member of the Seller Group received written notice of any claim of default, with respect to any material Business Authorization.
          (c) No Person other than a member of the Seller Group owns or has any proprietary, financial or other interest (direct or indirect) in any Business Authorization.
     4.10 Title to Personal Properties.
          (a) The Seller Disclosure Schedule sets forth a complete and accurate list of all personal properties and tangible assets (“Personal Property”) owned by the Seller Group that are Purchased Assets as of the date of this Agreement, with a current fair market value in excess of $3,000.
          (b) With respect to Personal Property that constitute a Purchased Asset that it purports to own including all Personal Property reflected as owned on the Seller June Balance Sheet (other than Inventory sold in the ordinary course of the Business since the date thereof), a member of the Seller Group has good and transferable title to all such Personal Property, free and clear of all Liens except for Permitted Liens.

          (c) No Personal Property that constitutes a Purchased Asset is leased by any member of the Seller Group.
     4.11 Condition of Tangible Assets. All Purchased Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business (other than obsolete Inventory for which an adequate reserve has been made in the Seller June Balance Sheet) and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.
     4.12 Real Property.
          (a) The Seller Disclosure Schedule contains (i) a list of all real property and interests in real property owned in fee by any member of the Seller Group Related to the Business that constitute a Purchased Asset (the “Owned Real Property”), and (ii) a list of all real property and interests in real property leased by any member of the Seller Group Related to the Business that constitute a Purchased Asset (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).
          (b) With respect to each parcel of Owned Real Property:
                (i) A member of the Seller Group has good and marketable title to each such parcel of Owned Real Property free and clear of all Liens, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which impairs the current or proposed use of such Owned Real Property.
                (ii) Seller has provided to Buyer copies of the deeds and other instruments (as recorded) by which the relevant member of the Seller Group acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Seller Group with respect to such parcel.
                (iii) There are no outstanding options or rights of first refusal to purchase such parcel of Owned Real Property, or any portion thereof or interest therein.
          (c) With respect to Leased Real Property, Seller has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which any member of the Seller Group is a party or by which it is bound (each, a “Lease”). The relevant member of the Seller Group has peaceful, undisturbed and exclusive possession of the Leased Real Property.
          (d) To Seller’s Knowledge, the uses for which the buildings, facilities and other improvements located on the Owned Real Property are zoned do not restrict, or impair, the use of the Owned Real Property for purposes of the Business. To Seller’s Knowledge, the uses for which the buildings, facilities and other improvements located on the Leased Real Property are zoned do not restrict, or impair, the use of the Leased Real Property for purposes of the Business.
          (e) No Governmental Entity having the power of eminent domain over the Real Property has commenced or, to Seller’s Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to Seller’s Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may reasonably be expected to materially adversely effect the current use, occupancy or value thereof. No member of the Seller Group has received written notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

          (f) The Real Property and all present uses and operations of the Real Property comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Owned Real Property, and to Seller’s Knowledge the Leased Real Property, and the continued use, occupancy and operation of the Real Property as used, occupied and operated in the conduct of the Business do not constitute a nonconforming use and are not the subject of a special use permit under any Law.
          (g) The Real Property is in suitable condition in all material respects for the conduct of the Business as currently conducted. Each member of the Seller Group has good and valid rights of ingress and egress to and from all Owned Real Property from and to the public street systems for usual street, road and utility purposes.
          (h) No Person other than a member of the Seller Group is in possession of any of the Real Property or any portion thereof (other than common use areas), and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Seller Group the right of use or occupancy of the Real Property or any portion thereof (other than common use areas). No easement, utility transmission line or water main located on the Real Property materially adversely affects the use of the Real Property or any improvement on the Real Property.
          (i) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the use and operation of the Real Property in the conduct of the Business are operable and are adequate to service the Real Property in the operation of the Business and to permit compliance in all material respects with the requirements of all Laws in the operation thereof. To Seller’s Knowledge, no fact or condition exists which could reasonably be expected to result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.
          (j) A member of the Seller Group owns each of the Japan Buildings free and clear of any Liens except Permitted Liens. All of the Japan Buildings comply with all applicable material building codes, fire codes and other applicable Laws. All of the Japan Buildings comply with all applicable material building codes, fire codes and other applicable Laws, including but not limited to, the current earthquake standard under the Building Standards Act (kenchiku kijun ho) (Act No. 201 of 1950).
          (k) No lawsuit, arbitration, conciliation or administrative proceeding with regard to the Owned Real Property is pending, and to Seller’s Knowledge, there is no reasonable likelihood thereof.
          (l) There is no third party of which any attachment, provisional attachment, or preservative measures are accepted with respect to the Owned Real Property and to Seller’s Knowledge, no filing has been made therefor.
          (m) There is no flaw or defect in the Owned Real Property that would prevent the Buyer from consummating the transactions contemplated by the Japan Real Estate Purchase Agreement on account thereof.
     4.13 Intellectual Property.
          (a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.
          (b) The Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Seller Owned Intellectual Property; provided that the Seller Disclosure Schedule is not required to list items of Seller Owned Intellectual Property which are both (i) immaterial to the Business and (ii) not registered or the subject of an application for registration. Except as described in the Seller Disclosure Schedule, a member of the Seller Group owns the entire right, title and interest to all Seller Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.
          (c) The Seller Disclosure Schedule lists all licenses, sublicenses, joint operation (kyodo jigyo) and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes any member of the Seller Group to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Related to the Business and owned by a third party, including the incorporation of any such Intellectual Property into products of any member of the Seller Group and, with respect to each such In-Bound License, whether the In-Bound License is exclusive or non-exclusive.
          (d) The Seller Disclosure Schedule lists all licenses, sublicenses, joint operation (kyodo jigyo) and other agreements (“Out-Bound Licenses”) pursuant to which any member of the Seller Group authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which any member of the Seller Group grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each such Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.
          (e) The members of the Seller Group (i) exclusively own the entire right, interest and title to each item of Seller Owned Intellectual Property free and clear of Liens (other than Permitted Liens), or (ii) otherwise rightfully use or otherwise enjoy Intellectual Property used in the Business as currently conducted (including the design, manufacture, license and sale of all products currently under development or in production) pursuant to the terms of a valid and enforceable In-Bound License. The Seller Owned Intellectual Property, together with the Seller Group’s rights under the In-Bound Licenses listed in the Seller Disclosure Schedule (collectively, the “Seller Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Business as it is currently conducted and as proposed to be conducted by Seller.
          (f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by any member of the Seller Group and Related to the Business (“Seller Registered Items”) that are currently due have been paid and all documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items. There are no actions that must be taken by Buyer within 180 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Items. All Seller Registered Items are held in compliance with all applicable legal requirements and enforceable by the Seller Group in all material respects. All Patents Related to the Business that have been issued to any member of the Seller Group are valid.
          (g) Except as set forth in Section 4.13(g) of the Seller Disclosure Schedule, Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Owned Intellectual Property. The Seller Disclosure Schedule lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Seller Owned Intellectual Property, including the due date for any outstanding response by any member of the Seller Group in such proceedings. No member of the Seller Group has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Owned Intellectual Property. The Seller Disclosure Schedule lists all previously held Seller Registered Items that any member of the Seller Group has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.
          (h) Except as set forth in Section 4.13(h) of the Seller Disclosure Schedule, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by any member of the Seller Group, or which are currently under development, in each case Related to the Business, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. No member of the Seller Group, by conducting the Business as currently conducted (including the design, manufacture, license and sale of all products currently under development or in production) has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. No member of the Seller Group has received any written communication alleging that any member of the Seller Group has violated or, by conducting the Business as currently conducted (including the design, manufacture, license and sale of all products currently under development or in production), would violate, any Intellectual Property Rights of a third party nor, to Seller’s Knowledge, is there any basis therefor. No Action has been instituted, or, to Seller’s Knowledge, threatened, relating to any Intellectual Property currently used by any member of the Seller Group Related to the Business and none of the Seller Intellectual Property is subject to any outstanding Governmental Order. To Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of any member of the Seller Group Related to the Business or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.
          (i) With respect to the Proprietary Information of the Seller Group Related to the Business, the documentation relating thereto is current, accurate in all material respects and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Each member of the Seller Group has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by any member of the Seller Group Related to the Business that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information Related to the Business owned by any member of the Seller Group has been pursuant to the terms of binding written confidentiality and non-use agreement between a member of the Seller Group and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. Each member of the Seller Group is, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. To Seller’s Knowledge, each member of the Seller Group is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized such member of the Seller Group to use, material Proprietary Information Related to the Business owned by such third party.
          (j) All current and former employees, consultants and contractors of the Business who conceive or develop Intellectual Property Related to the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property Related to the Business conceived or developed by such employees, consultants or contractors in connection with their services for the Business (“Work Product Agreements”). True and complete copies of the Work Product Agreements have been provided or made available to Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Seller Owned Intellectual Property.
          (k) No employee, consultant or contractor of any member of the Seller Group has been, is or will be, by performing services for the Business, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Governmental Order as a result of such employee’s, consultant’s or contractor’s employment in the Business or any services rendered by such employee, consultant or contractor, which violation would reasonably be expected to have a material adverse effect on the Business or the Purchased Assets.
          (l) All Intellectual Property that has been distributed, sold or licensed to a third party by any member of the Seller Group Related to the Business that is covered by warranty conformed and conforms to, and performed and performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Seller Group for the time period during which such representations and warranties apply.
          (m) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any member of the Seller Group’s rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.
          (n) The Seller Disclosure Schedule lists all Open Source Materials that is or was used in any Flow Products, and describes the manner in which such Open Source Materials are or were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by any member of the Seller Group). No member of the Seller Group has used any Open Source Materials in a manner that requires the Seller Intellectual Property or any product of any member of the Seller Group Related to the Business to be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.
          (o) No member of the Seller Group has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of any Seller Intellectual Property, or restrict the ability of any member of the Seller Group to enforce, license, or exclude others from using the Seller Intellectual Property.
     4.14 Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

          (a) there has not been any Material Adverse Change;
          (b) no member of the Seller Group has, except in the ordinary course of business and except as set forth on Section 4.14(b) of the Seller Disclosure Schedule, (i) materially increased or modified the compensation or benefits payable or to become payable by such member of the Seller Group to any Business Employees or consultants or contractors of the Business, (ii) materially increased or modified any Benefit Plan applicable to any Business Employees or consultants or contractors of the Business, or (iii) entered into any employment, severance or termination agreement with any Business Employee;
          (c) no member of the Seller Group has sold, leased, transferred or assigned any Purchased Assets, except for (i) the sale of Inventory, and (ii) the sale of obsolete Equipment, in each case in the ordinary course of the Business consistent with past practice;
          (d) no member of the Seller Group has incurred, assumed or guaranteed any Indebtedness Related to the Business, other than obligations relating to equipment or lease financing arrangements entered into in the ordinary course of the Business;
          (e) no member of the Seller Group has mortgaged, pledged or subjected to Liens any assets, properties or rights Related to the Business, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Permitted Liens;
          (f) no member of the Seller Group has entered into, amended, modified, canceled or waived any rights under, any Assumed Contract and no Assumed Contract has been terminated or cancelled;
          (g) no member of the Seller Group has taken any action outside the ordinary course of the Business;
          (h) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business;
          (i) there has not been any material violation of, or material conflict with, any applicable Law or any Business Authorization;
          (j) there has not been any material damage, destruction or loss with respect to the Purchased Assets, whether or not covered by insurance;
          (k) no member of the Seller Group has made any change in the accounting practices Related to the Business;
          (l) no member of the Seller Group has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes, in each case Related to the Business; and
          (m) no member of the Seller Group has agreed, whether in writing or otherwise, to do any of the foregoing.
     4.15 Contracts.
          (a) Except as set forth in Section 4.15 of the Seller Disclosure Schedule, no member of the Seller Group is party to, or bound by, in each case Related to the Business:

                (i) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves (A) annual payments by the members of the Seller Group of $200,000 or more, or (B) aggregate payments by the members of the Seller Group of $2,000,000 or more;
                (ii) any Contract or series of related Contracts for the sale by the members of the Seller Group of (A) materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount of $200,000 or more, or (B) pursuant to which the members of the Seller Group received payments of more than $200,000 in the year ended December 31, 2009;
                (iii) any Contract that requires any member of the Seller Group to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
                (iv) any Contract or series of related Contracts that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by any member of the Seller Group exceeding $200,000, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);
                (v) any partnership, joint venture or similar Contract;
                (vi) any distribution, dealer, representative or sales agency Contract;
                (vii) any Lease;
                (viii) any Contract for the lease of personal property which provides for payments to or by any member of the Seller Group in any one case of $200,000 or more annually or $600,000 or more over the term of the Contract;
                (ix) any Contract which provides for the indemnification by a member of the Seller Group of any Person (other than customary indemnification provisions contained in Contracts entered into in the ordinary course to which no claims for indemnification are outstanding), the undertaking by any member of the Seller Group to be responsible for consequential damages, or the assumption by any member of the Seller Group of any Tax or environmental Liability;
                (x) any Contract with any Governmental Entity;
                (xi) any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel or business expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, in each case involving Indebtedness in excess of $200,000;
                (xii) any Contract for any capital expenditure or leasehold improvement in any one case in excess of $200,000 or any such Contracts in the aggregate greater than $600,000;
                (xiii) any Assigned Contract which restrains the ability of any member of the Seller Group to engage in any business or compete in any manner in any business;
                (xiv) any Out-Bound License or In-Bound License;

                (xv) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);
                (xvi) any collective bargaining Contract or other Contract with any labor organization, union or association;
                (xvii) any Contract that is an employment, consulting, termination or severance Contract with any Business Employee, other than non-binding offer letters; and
                (xviii) any Contract that is otherwise material to any member of the Seller Group and not previously disclosed pursuant to this Section 4.15.
          (b) Each Contract required to be listed in Section 4.15 of the Seller Disclosure Schedule (collectively, the “Material Contracts”) is valid and enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The member of the Seller Group party to such Material Contract has materially complied with and is in material compliance with, and to Seller’s Knowledge, all other parties thereto have materially complied with and are in material compliance with, the provisions of each Material Contract.
          (c) No member of the Seller Group is, and to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant, condition or other term contained in any Material Contract, and no member of the Seller Group has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.
          (d) Seller has delivered accurate and complete copies of each Material Contract to Buyer.
     4.16 Sufficiency of Purchased Assets.
          (a) The Purchased Assets include all assets, properties and rights Related to the Business reflected on the Seller June Balance Sheet other than (i) Inventory sold, (ii) Accounts Receivable, (iii) prepaid expenses realized, (iv) items of obsolete Equipment disposed of and (v) the Excluded Assets, in the case of each of (i)-(iv) in the ordinary course of the Business consistent with past practice.
          (b) The Purchased Assets and the performance by Seller under the Ancillary Agreements will be sufficient for the conduct and operation of the Business by Buyer following the Closing in the same manner as conducted and operated by the members of the Seller Group on the Balance Sheet Date; provided, however, that Buyer acknowledges that, except with respect to the Assigned Contracts, Seller is not assigning any other Contracts Related to the Business.
          (c) The products listed in Schedule I of the Seller Disclosure Schedule constitute all products currently or formerly used in the operation of the Business, including products currently under development or production.

     4.17 Litigation.
          (a) There is no action, suit or proceeding, claim, arbitration, litigation or governmental investigation (each, an “Action”), in each case Related to the Business, (i) pending or, to Seller’s Knowledge, threatened against or affecting any member of the Seller Group, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
          (b) There is no unsatisfied judgment, penalty or award, in each case Related to the Business, against or affecting any member of the Seller Group or any of the Purchased Assets.
     4.18 Employee Benefits.
          (a) Section 4.18(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans maintained or contributed to by Seller or any member of the Seller Group for the benefit of any present or former employees, contractors or consultants of the Business (collectively, “Seller Group Benefit Plans”) covering employees located in the United States (the "US Plans”).
          (b) Each US Plan has been and is currently administered in compliance with all reporting, disclosure and other requirements of ERISA and the Code applicable to such US Plan. Each US Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No US Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.
          (c) No member of the Seller Group or any ERISA Affiliate or any trustee or agent of any US Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject any member of the Seller Group, any ERISA Affiliate or any trustee or agent of any US Plan to the Tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.
          (d) No member of the Seller Group or any ERISA Affiliate has been or is currently party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.
          (e) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each US Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been made available to Buyer.
          (f) With respect to each US Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Seller’s Knowledge threatened against any US Plan, any member of the Seller Group, any ERISA Affiliate or any trustee or agent of any US Plan.
          (g) With respect to each US Plan to which a member of the Seller Group or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such US Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

          (h) Full payment has been made of all amounts which any member of the Seller Group or any ERISA Affiliate was required to have paid as a contribution to any US Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement.
          (i) Each US Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and no member of the Seller Group or any ERISA Affiliate has received any claim or notice that any such US Plan is not in compliance with, all applicable Laws and Governmental Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA, in each case in all material respects.
          (j) No US Plan other than a Pension Plan or severance plan provides benefits to any Business Employee after termination of employment.
          (k) Except as set forth in the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee, contractor or consultant of the Business to severance pay, unemployment compensation or any other payment (except to the extent required by applicable Law), (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such Business Employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by any member of the Seller Group or any of its Affiliates to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.
          (l) With respect to each US Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of any member of the Seller Group or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events occurring prior to the Closing.
          (m) Each US Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by any member of the Seller Group or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from Tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.
          (n) Section 4.18(n) of the Seller Disclosure Schedule sets forth all Benefit Plans covering Business Employees outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, with all applicable Laws and have been operated in accordance, and are in compliance, in each case in all material respects, with their respective terms. There are no unfunded liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing have been made or will be made prior to the Closing.
          (o) With respect to all Foreign Plans covering Business Employees in Japan (the “Japan Plans”):

                (i) No written notice of non-compliance has been received by any member of the Seller Group from any such Governmental Entity with respect to any of the Japan Plans.
                (ii) Each Japan Plan to which any member of the Seller Group contributes that is intended to qualify for any Tax benefit under applicable Law has received any required confirmation of such qualification from an appropriate Governmental Entity and is in material compliance with all requirements of applicable Law, as to both form and operation, necessary to maintain such qualification. Each member of the Seller Group, as applicable, has performed all of its material obligations in relation to the Japan Plans in accordance with the governing documentation of the Japan Plans and the requirements of all applicable Laws.
                (iii) There are no criminal proceedings against, and no civil, arbitration, administrative or other proceedings or disputes by or against, the trustees, managers or administrators of the Japan Plans or any member of the Seller Group in relation to the Japan Plans and none is pending, or to Seller’s Knowledge, threatened.
     4.19 Labor and Employment Matters.
          (a) The Seller Disclosure Schedule sets forth (i) a list of all Business Employees (including title and position), contractors and consultants of the Business as of the date hereof, and (ii) the base compensation and benefits of each such Business Employee, contractor and consultant. The employment of all Business Employees, contractors and consultants, except for the employment of Business Employees located in Japan, may be terminated at any time with or without cause and without any severance or other Liability to the members of the Seller Group. The list of Business Employees includes all employees of the Seller Group who perform services Related to the Business (other than employees who perform only incidental services Related to the Business).
          (b) No member of the Seller Group is a party or subject to any labor union or collective bargaining agreement in connection with the Business. There have not been since January 1, 2008, and there are not pending or, to Seller’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Business Employees. There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Business.
          (c) Each member of the Seller Group has complied in all material respects with each, and is not in material violation of any, Law relating to anti-discrimination and equal employment opportunities in connection with the Business. There are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee. Each member of the Seller Group has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.
          (d) Each member of the Seller Group has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
          (e) No member of the Seller Group is a party to any Contract which restricts any member of the Seller Group from relocating, closing or terminating any of its operations or facilities or any portion thereof with respect to the Business. The consummation of the transactions contemplated by this Agreement will not create liability for any act by any member of the Seller Group on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.
          (f) Each member of the Seller Group has complied and is in compliance with, in all material respects, the requirements of the Immigration Reform and Control Act of 1986. The Seller Disclosure Schedule sets forth a true and complete list of all Business Employees working in the United States who are not U.S. citizens and a description of the legal status under which each such Business Employee is permitted to work in the United States. All Business Employees who are performing services for the Seller Group in the United States are legally able to work in the United States.
          (g) With respect to labor and employment matters in Japan:
                (i) In addition to the information otherwise required to be set forth under Section 4.19(a) above, the Seller Disclosure Schedule sets forth for each Business Employee located in Japan (the “Japan Business Employees”) the date of employment, date of commencement of continuous employment (if different), term of employment, number of accrued but unused annual paid vacation days, employee classification (whether eligible or non-eligible for overtime pay), and status as a full-time, part-time or temporary/fixed term employee. Each member of the Seller Group, as applicable, has complied at all times with all applicable Laws and material Contract terms relating to such Japan Business Employees, including, but not limited to, terms relating to the calculation and payment of wages (including overtime pay, late-night work pay, holiday work pay and salary deduction), maximum hours of work, vacation, child labor restrictions, equal employment opportunity, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, unfair labor practices, dispatched workers and other contingent workers, employment of handicapped individuals and prohibition of discrimination and harassment. There are no workers’ compensation, labor, or similar employment related claims or disputes pending or threatened against any member of the Seller Group with respect to the Japan Business Employees or the Business in Japan. Except as may be set forth in any Japan Plans, the members of the Seller Group are not required by Law, Japan Work Rules (as defined below) or Contract to pay any bonus, commission or other incentive compensation to any Japan Business Employee.
                (ii) The employment of any terminated former employee of any member of the Seller Group in connection with the Business in Japan has been terminated in compliance with any applicable material terms of any Contract (including Work Rules) and applicable Law, and no member of the Seller Group has any material Liability under any Contract (including Work Rules) or applicable Law toward any such terminated employee, except as may be set forth in any Japan Plans. The consummation of the transactions contemplated by this Agreement will not cause any of the members of the Seller Group to incur or suffer any Liability relating to, or obligation to pay severance, termination or other payment to, any present or former employee in connection with the Business in Japan.
                (iii) True, correct and complete copies of all collective bargaining agreements and similar agreements between a member of the Seller Group and any trade union or similar organization representing the Japan Business Employees have been provided to Buyer (collectively, the “Japan Collective Bargaining Agreements”). There is no current or threatened dispute between any member of the Seller Group and any trade union or similar organization with respect to the Japan Business Employees. No Action is pending or, to the Seller’s Knowledge, threatened against any of the members of the Seller Group respecting or involving any applicant for employment of any member of the Seller Group in Japan, any Japan Business Employee or any former employee in Japan of any member of the Seller Group, or any class of the foregoing, by or before any Governmental Entity.

                (iv) There has been no dismissal of employees in Japan undertaken by or on behalf of any member of the Seller Group in the past three years, other than a dismissal of 33 employees in the aggregate whose employment terminated in 2008 and in the first and second quarters of 2009. No orders, awards, improvements, prohibitions or other notices have been served upon and no other enforcement or similar proceedings have been taken against any of the members of the Seller Group in the past three years pursuant to any legislation, regulations, orders or codes of conduct of any Governmental Entity in respect of the Japan Business Employees.
                (v) The Seller Disclosure Schedule lists by position or title and regular salary or wage level (but not by name) each Japan Business Employee who is (x) absent from active employment due to short or long term disability, (y) absent from active employment on a leave required to be granted under applicable Law by reason of a medical or other condition of such employee or any family member or (z) absent from active employment on any other leave or approved absence (together with the reason for such leave or absence).
                (vi) The Seller Disclosure Schedule lists all the employment-related rules, regulations and policies of any member of the Seller Group located in Japan (the “Japan Work Rules”). True, correct and complete copies of all Japan Work Rules documents have been provided or made available to Buyer. Each member of the Seller Group, as applicable, has duly submitted the Japan Work Rules and labor-management agreements to the applicable Government Entities and has duly updated them in accordance with applicable Laws. There are no agreements or other arrangements with any Japan Business Employees which may depart from the Japan Work Rules. There are no current negotiations with any union or similar organization for any material change in the rate of remuneration or the bonus, incentives, or private pension benefits of any Japan Business Employee, and any other employment terms and conditions. Execution, delivery and performance by the Seller of this Agreement and the other documents contemplated by this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement and such other documents, do not and will not, directly or indirectly (with or without notice or lapse of time), violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, any Japan Work Rules, Japan Collective Bargaining Agreements or Employment Contracts respecting the Japan Business Employees. No member of the Seller Group has made any oral or written representations or warranties or such other commitments to any Japan Business Employees and/or any labor union or other labor organization with respect to the terms and conditions of employment of the Japan Business Employees after the Closing.
                (vii) No third party has claimed to any member of the Seller Group or, to the Seller’s Knowledge, has reason to claim, that any Japan Business Employee or any consultant or outsourced employee of any member of the Seller Group engaged in connection with the Business in Japan, including, but not limited to, any Dispatched Employee (as defined below) (collectively, the "Japan Personnel”), (x) has violated or may be violating any of the terms or conditions of his or her employment (or engagement), non-competition, non-solicitation or non-disclosure agreement with such third party, (y) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (z) has in his or her capacity as an employee, consultant, outsourced employee or Dispatched Employee of any member of the Seller Group interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To Seller’s Knowledge, no Japan Personnel has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such Japan Personnel may have had with any other Person, in connection with the development of any Product (as defined below) or proposed Product or the development or sale of any service or proposed service of any member of the Seller Group.

               (viii) The Seller Disclosure Schedule lists each individual (but not by name) who is employed by a third party and dispatched by such third party to a member of the Seller Group to provide services to such member of the Seller Group in Japan in connection with the Business (the "Dispatched Employees”) and shows for each such individual the position or title of such individual, the location in which such individual is providing services to such member of the Seller Group, the nature and duration of such services, the name of such third party dispatcher and the monthly fees payable to such third party dispatcher for such services. Each member of the Seller Group has complied at all times with all applicable Laws and Contract terms relating to such individuals and the services they are providing to such member of the Seller Group.
     4.20 Environmental.
          (a) As used in this Agreement, the following words and terms have the following definitions:
               (i) The term “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.
               (ii) The term “Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.
               (iii) The term “Environmental Action” means any claim, proceeding or other Action under any Environmental Law or the assertion of any claim with respect to Pre-Closing Environmental Liabilities.
               (iv) The term “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup.
               (v) The term “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety to the extent relating to the presence, Release or exposure to Hazardous Substances, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances; and any similar or implementing state or local Law, and any Japanese Laws and regulations of similar import, including but not limited to the Basic Act for Environmental Pollution Control (kankyo kihon ho) (Act No. 91 of 1993), Industrial Safety and Health Act (rodo anzen eisei ho) (Act No.57 of 1972), the Air Pollution Control Act (taiki osen boshi ho) (Act No. 97 of 1968), the Water Pollution Control Act (suishitsu odaku boshi ho) (Act No. 138 of 1970), the Soil Contamination Countermeasures Act (dojo osen taisaku ho) (Act No. 53 of 2002), and the Waste Management and Public Cleaning Act (haikibutsu no shori oyobi seiso ni kansuru horitsu) (Act No. 137 of 1970), any applicable U.S. and non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder prior to the date hereof; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.
               (vi) The term “Environmental Permit” means any Authorization under Environmental Law and includes any and all Governmental Orders issued or entered into by a Governmental Entity under Environmental Law.

               (vii) The term “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law.
               (viii) The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.
          (b) Each member of the Seller Group has obtained, and is in compliance in all material respects with, all Environmental Permits required in connection with the Business and the Real Property. Each such Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Seller Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity. None of such Environmental Permits will be terminated or impaired or become terminable as a result of the consummation of the transactions contemplated by this Agreement. No Environmental Law imposes any obligation arising out of or as a condition to the transactions contemplated by this Agreement, including but not limited to, any requirement to file a notice or other submission with a Governmental Entity, the placement of any notice, restriction, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. Each member of the Seller Group has been and is currently, in compliance with all Environmental Laws in all material respects and no member of the Seller Group has received written notice alleging that any member of the Seller Group is not in compliance with Environmental Laws, in each case Related to the Business and the Real Property.
          (c) There are no past, pending or, to Seller’s Knowledge, threatened Environmental Actions against or affecting any member of the Seller Group Related to the Business or the Real Property, and Seller is not aware of any facts or circumstances which would reasonably be expected to form the basis for any such Environmental Action. No member of the Seller Group has entered into or agreed to, nor does it contemplate entering into, any consent decree or order under Environmental Law in each case Related to the Business or the Real Property.
          (d) No member of the Seller Group has entered into or agreed to any Governmental Order, and no member of the Seller Group is a party to any Governmental Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law, in each case Related to the Business or the Real Property.
          (e) No Lien has been attached to, or asserted against, any assets (other than Real Property), Owned Real Property or rights Related to the Business pursuant to any Environmental Law, and, to Seller’s Knowledge, no such Lien has been threatened. To Seller’s Knowledge, there are no facts, circumstances or other conditions that would reasonably be expected to give rise to any Liens on or affecting the Real Property under Environmental Law.
          (f) With respect to the Owned Real Property, and to Seller’s Knowledge with respect to the Leased Real Property, (i) there has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by any member of the Seller Group Related to the Business, and (ii) no Hazardous Substances are present in, on, about or migrating to or from any Real Property that, in the case of (i) and (ii), would reasonably be expected to give rise to an Environmental Action against any member of the Seller Group.
          (g) No member of the Seller Group has (i) received a CERCLA 104(e) information request, (ii) been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous Environmental Law, or (iii) received an analogous notice or request from any non-U.S. Governmental Entity, in each case in connection with the Business.
          (h) Except as set forth in the Seller Disclosure Schedule, to Seller’s Knowledge, there are no aboveground tanks or underground storage tanks on, under or about the Real Property and any aboveground or underground tanks previously situated on the Real Property have been removed in accordance with all Environmental Laws.
          (i) To Seller’s Knowledge, there are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Real Property.
          (j) Except as set forth in the Seller Disclosure Schedule, to Seller’s Knowledge, there is no asbestos containing material or lead based paint containing materials in at, on, under or within the Real Property. No member of the Seller Group has in connection with the Business (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.
          (k) To Seller’s Knowledge, no member of the Seller Group has in connection with the Business transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.
          (l) None of the Real Property is an Environmental Clean-up Site.
          (m) Seller has provided to Buyer true and complete copies of, or access to, all non-privileged written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of any member of the Seller Group with respect to the Real Property or any other real property formerly owned, operated or leased by any member of the Seller Group in connection with the Business, in each case, to the extent in the Seller Group’s possession or control.
          (n) Notwithstanding any other provision of this Agreement, this Section 4.20 sets forth the sole and exclusive representations and warranties of Seller with respect to Environmental Laws Environmental Permits, Releases and Environmental Actions.
     4.21 Insurance.
          (a) The Seller Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Business and any member of the Seller Group with respect to the Business (the “Policies”) and (ii) with respect to the Business, a list of all pending claims and the claims history for the Seller Group during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

          (b) The Seller Disclosure Schedule describes any self-insurance arrangement by or affecting the Seller Group with respect to the Business, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.
          (c) All Policies are in full force and effect and are enforceable in accordance with their terms. Such Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Laws and Material Contracts to which any member of the Seller Group is a party or by which it is bound in connection with the Business.
          (d) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. No member of the Seller Group has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would reasonably be expected to constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business. No member of the Seller Group has any Knowledge of any threatened termination of any Policy.
     4.22 Product Warranty.
          (a) There are no warranties (express or implied) outstanding with respect to any Flow Products currently or formerly manufactured, sold, distributed, shipped or licensed (“Products”), by any member of the Seller Group in connection with the Business, beyond that set forth in the standard conditions of sale or service, copies of which are included in the Seller Disclosure Schedule.
          (b) Each Product manufactured, sold, distributed, shipped or licensed by the members of the Seller Group in connection with the Business has been in conformity in all material respects with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, shipped or licensed during the three-year prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.
          (c) The Seller June Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Flow Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the members of the Seller Group in connection with the Business on the Balance Sheet Date. The accounting records of the Business set forth on Schedule 4.22 of the Seller Disclosure Schedule will reflect adequate reserves (in accordance with Seller’s estimates and GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, any member of the Seller Group in connection with the Business on or prior to the Closing.
     4.23 Suppliers and Customers.
          (a) Section 4.23 of the Seller Disclosure Schedule sets forth with respect to the Business:
               (i) each supplier from whom purchases exceeded $200,000 in the year ended December 31, 2009 or 2008 or that is otherwise material to the Business and the type and amount of goods purchased;

               (ii) each supplier that constitutes a sole source of supply to the Business and the type and amount of goods purchased; and
               (iii) with respect to each year ended December 31, 2009 or 2008 and the three-month period ended June 30, 2010, each customer that has contributed in excess of five percent (5%) of the revenues of the Business for such year or period and the type and amount of goods purchased.
          (b) The relationships of the Business with each supplier and customer required to be listed in Section 4.23 of the Seller Disclosure Schedule are commercially reasonable working relationships. As of the date hereof, no such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Business or limited its services, supplies or materials to or purchases from the Business. Section 4.23 of the Seller Disclosure Schedule sets forth a description of each written notice received by any member of the Seller Group that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Business or limit its services, supplies or materials to or purchases from the Business, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.
     4.24 Solvency. No member of the Seller Group is insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement and the Ancillary Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.
     4.25 Brokers or Finders. Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except GCA Savvian, whose fees and expenses will be paid by Seller.
     4.26 FCPA. No member of the Seller Group (nor any director, officer, agent, employee, consultant of or other Person associated with or acting on behalf of a member of the Seller Group in the Business) has (a) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any Law of similar effect in any jurisdiction to which such Person is subject or (b) otherwise taken any action which would cause any member of the Seller Group to be in violation of the FCPA, or any Law of similar effect in any jurisdiction to which such Person is subject. For the purposes of this Section 4.26, the acts specified include, but are not limited to (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any foreign government representative and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of a member of the Seller Group or otherwise on behalf of a member of the Seller Group.
     4.27 Completeness of Disclosure. No representation or warranty by Seller in this Agreement, and no statement made by Seller in the Seller Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that each statement contained in this Article V is true and correct as of the date hereof.
     5.1 Organization and Good Standing. Buyer is a kabushiki kaisha duly organized and validly existing under the Laws of Japan and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.
     5.2 Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
     5.3 No Conflicts; Consents.
          (a) The execution and delivery of this Agreement by Buyer do not, and the execution and delivery of the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements.
          (b) No Authorization or Governmental Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Governmental Orders, registrations, declarations, filings and notices (i) as may be required under the Foreign Antitrust Laws, or (ii) the failure to obtain which would not reasonably be expected to materially impair the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party.
     5.4 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against, Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer.
     5.5 Availability of Funds. Buyer has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

     5.6 Brokers or Finders. Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE VI
COVENANTS OF SELLER
     6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer, Seller shall, and shall cause each other member of the Seller Group to:
          (a) (i) maintain its corporate existence, (ii) pay or perform the Liabilities of the Business when due, (iii) carry on the Business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance in all material respects with all Laws, Business Authorizations and the Material Contracts, and (iv) keep the level and quality of its Inventory and supplies (A) in approximately the same proportions as reflected on the Seller June Balance Sheet, (B) in a manner consistent with past practice and (C) so as to be sufficient for the conduct of the Business by Buyer following the Closing in a manner consistent with the past practice of the Business;
          (b) use its reasonable best efforts consistent with past practices and policies to preserve intact its Business organization, keep available the services of its present Business Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with the Business;
          (c) maintain the Real Property and other assets, properties and rights included in the Purchased Assets in substantially the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;
          (d) maintain the Books and Records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all Business Authorizations and Policies;
          (e) promptly notify Buyer of any event or occurrence Related to the Business not in the ordinary course of the Business, unless such event or occurrence is immaterial to the Business; and
          (f) use its reasonable best efforts to (i) conduct the Business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, as though such representations and warranties were made on and as of such date, and (ii) cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied as soon as practicable following the date hereof.
     6.2 Negative Covenants. Except as expressly provided in this Agreement, Seller shall not, and shall not permit any other member of the Seller Group to, do any of the following, in each case with respect to the Business, without the prior written consent of Buyer:
          (a) (i) other than pursuant to existing obligations set forth in a written agreement, in the ordinary course of Seller’s business or pursuant to a Seller Group Benefit Plan disclosed in the Seller Disclosure Schedule in the amount required thereunder, (A) modify the compensation or benefits payable or to become payable by any member of the Seller Group to any current Business Employees, or contractors or consultants of the Business, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current

Business Employees, or contractors or consultants of the Business, or (ii) enter into any employment, severance or termination agreement with any Business Employees;
          (b) establish, adopt, enter into, amend or terminate any Seller Group Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current Business Employees, or contractors or consultants of the Business;
          (c) sell, lease, transfer or assign any assets, properties or rights of any member of the Seller Group Related to the Business, except (i) sales of Inventory, and (ii) the sale of Excluded Assets, in each case in the ordinary course of the Business consistent with past practice;
          (d) assume, incur or guarantee any Indebtedness in excess of $200,000 or modify the material terms of any existing Indebtedness involving amounts in excess of $200,000;
          (e) not cancel any debts or waive any claims or rights of substantial value;
          (f) mortgage, pledge or subject to Liens (other than Permitted Liens) any assets, properties or rights that constitute Purchased Assets;
          (g) materially amend or modify, cancel or waive any material rights under any Contract which is an Assigned Contract;
          (h) enter into any Contract that, if entered into prior to the date of this Agreement, would be required to be listed as a Material Contract in Section 4.15 of the Seller Disclosure Schedule, other than (A) any Contract in the ordinary course of the Business consistent with past practice that is terminable by the relevant member of the Seller Group upon not more than sixty (60) days’ prior notice without Liability to the Seller Group, (B) any Contract for the purchase of raw materials and supplies in the ordinary course of the Business consistent with past practice that has an aggregate future Liability to the Business of not more than $200,000 not to exceed $600,000 for all such Contracts, and (C) any Contract for the sale of goods and services in the ordinary course of the Business consistent with past practice.
          (i) take any action or engage in any transaction Related to the Business that is material to, and outside the ordinary course of, the Business;
          (j) (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $200,000 or capital expenditures which in the aggregate exceed $600,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory in the ordinary course of the Business consistent with past practice;
          (k) make any filings or registrations with any Governmental Entity, except routine filings and registrations made in the ordinary course of the Business consistent with past practice;
          (l) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business;
          (m) make any changes in its accounting methods, principles or practices;
          (n) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

          (o) take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Seller not to be true and correct in any material respect as of the Closing Date; or
          (p) agree, whether in writing or otherwise, to do any of the foregoing.
     6.3 Access to Information; Investigation; Conducting of Physical Inventory. Subject to the terms of the Confidentiality Agreement by and between Buyer and Seller dated April 10, 2009 (the “Confidentiality Agreement”), Seller shall, and shall cause each other member of the Seller Group to, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents Related to the Business, and shall permit them to consult with the officers, employees, accountants, counsel, agents and Material Customers and Material Suppliers of the Seller Group at such times and in the manner mutually agreed by Buyer and the Seller for the purposes of making such investigation of the Business as Buyer shall desire to make and conducting a physical inventory of the Inventory as permitted in Section 2.6 herein. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as Buyer may request. Notwithstanding the foregoing, Buyer shall not have access to (a) any medical or other employee information that is contained in the personnel records of Seller or any of its Affiliates and the disclosure of which would subject Seller or such Affiliate to risk of liability; (b) any information which is the subject of any attorney-client or other privilege in favor of Seller or its Affiliates; or (c) any information the disclosure of which would cause Seller or any of its Affiliates to violate applicable Law or the provisions of any Contract to which it is a party. Without limiting the foregoing, the Seller shall permit, and will cause each other member of the Seller Group to permit, Buyer and Buyer’s Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Owned Real Property.
     6.4 Confidentiality. From and after the Closing Date, Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets and the Assumed Liabilities, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives or (b) is lawfully created or acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller shall enforce for the benefit of Buyer, at Buyer’s expense, all confidentiality, assignment of inventions and similar agreements between any member of the Seller Group and any other party relating to the Purchased Assets that are not Assigned Contracts.
     6.5 Release of Liens. Prior to the Closing Date, Seller shall cause to be released all Liens (other than Permitted Liens) in and upon any of the Purchased Assets (all of such Liens are set forth in the Seller Disclosure Schedule).
     6.6 Consents. Seller shall, and shall cause each other member of the Seller Group to, use commercially reasonable efforts to obtain all Consents that are required under the Assigned Contracts in connection with the consummation of the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer thereunder that are material to the Business. All of such Consents are set forth in the Section 4.3(a) of the Seller Disclosure Schedule.
     6.7 Notification of Certain Matters. Seller shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to result in a Material Adverse Change, or could reasonably be expected to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure of any condition precedent to Buyer’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, or (e) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17; provided, however, (i) the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to Buyer, and (ii) disclosure by Seller shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.
     6.8 Restrictive Covenants.
          (a) Seller covenants that, commencing on the Closing Date and ending on the earlier of the fifth anniversary of the Closing Date or the date on which Seller consummates a Change in Control (the “Noncompetition Period”), and except as permitted or required by the Master Services Agreement and for the repair services provided by Seller to Buyer at its Service Centers, Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit Seller’s or any such Affiliate’s name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing any services which are competitive with Flow Products manufactured, marketed, sold or under development by, or services provided by, the Business (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.8(b)) are therefore not appropriate. Notwithstanding the foregoing, it shall not constitute a breach of this Section 6.8 if Seller or any of its Affiliates during such five-year period (i) owns less than two percent (2%) of the outstanding shares of capital stock, outstanding debt instruments or other securities convertible into capital stock or debt instruments of any Person listed on a national securities exchange or publicly traded on any nationally recognized over the counter market or (ii) acquires, by way of merger, consolidation, asset purchase, or acquisition of stock or equity interests, or similar business combination, control of any Person that sells products or equipment or provides services that are competitive with the Restricted Business provided that (i) such products, equipment or services are incidental to the overall business of such Person that is acquired, and (ii) following the closing of such acquisition the revenue from products or services that are competitive with the Restricted Business do not exceed 5% of the total revenue of the Seller Group on a consolidated basis; provided further that if such revenue is in excess of 5% of the consolidated revenue of the Seller Group following such acquisition, the Seller shall not be deemed to be in violation of this Section 6.8(a) if it divests of all or a portion of such business that is competitive with the Restricted Business within twelve (12) months of the closing of the acquisition such that following such divestiture revenue from the competing business is less than 5% of the consolidated revenue of the Seller Group.

          (b) Seller covenants that from the date hereof through the end of the Noncompetition Period, Seller shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or will be offered employment by Buyer pursuant to Section 7.4; provided, however, that the foregoing provision will not prevent Seller and its Affiliates from soliciting or employing any such person who contacts Seller or its Affiliate (i) on his or her own initiative without any direct or indirect solicitation by or encouragement from Seller or its Affiliate, or (ii) in response to a general solicitation of employment made by Seller or such Affiliate in a trade journal or other publication or internet job posting site not specifically targeted at any employee of Buyer.
          (c) Seller acknowledges that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller acknowledges that any violation of this Section 6.8 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which Seller or any Affiliate is in breach of its obligations under this Section 6.8.
          (d) In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
     6.9 Reserved.
     6.10 Environmental Investigation. In connection with the execution of this Agreement, Seller has provided to Buyer a Phase I Site Investigation Report with respect to the Owned Real Property. Buyer may, at its expense, conduct such environmental site evaluations of the Real Property as it shall deem appropriate provided Buyer shall obtain the prior written consent of Seller. A copy of any reports prepared at the request of Buyer shall be delivered to Seller within ten (10) Business Days of completion thereof. All such reports shall be kept confidential by Buyer and shall be subject to the terms of the Confidentiality Agreement referred to in Section 6.3.
     6.11 Exclusivity. The Seller agrees as follows:
          (a) Except with respect to the transactions contemplated by this Agreement, the Seller agrees upon execution of this Agreement and until the date, if any, on which this Agreement is terminated pursuant to Article IX, that it will not, and it will cause its subsidiaries and its and their respective Representatives not to, (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to an acquisition, merger, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets of the Business (any such proposal or offer being hereinafter referred to as a “Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal, (iii) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (iv) enter into or consummate any agreement or understanding with any person relating to a Proposal.
          (b) Except with respect to the Possible Transaction, the Seller shall immediately cease and terminate, and it shall cause its subsidiaries and its and their respective Representatives immediately to cease and terminate, any existing activities, including discussions or negotiations with any parties conducted heretofore with respect to any Proposal.
          (c) The Seller shall upon execution of this Agreement and until the date, if any, on which this Agreement is terminated pursuant to Article IX, notify Buyer promptly if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested in connection with a Proposal from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it or any of its subsidiaries or any of their respective Representatives and will provide the terms of any such inquiry, proposal or offer to Buyer.
ARTICLE VII
COVENANTS OF BUYER AND SELLER
     7.1 Regulatory Approvals.
          (a) Buyer and Seller shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Governmental Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and Seller shall, as promptly as practicable and before the expiration of any relevant legal deadline, file with any Governmental Entity, any filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Foreign Antitrust Laws. Each of Seller and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the any Foreign Antitrust Laws. Buyer and Seller shall each be responsible for one half of all filing and other similar fees payable in connection with such filings and for any local counsel fees.
          (b) Each of Buyer and Seller shall use its commercially reasonable efforts to promptly obtain any clearance required under any Foreign Antitrust Laws for the consummation of the transactions contemplated by this Agreement. Each of Buyer and Seller shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entities and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, (i) Buyer shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any Purchased Assets or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Buyer and its Affiliates shall have no obligation to contest, administratively or in court, any Governmental Order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.
          (c) Buyer and Seller shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under any Foreign Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of any Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.
          (d) Seller shall take reasonable steps to assist Buyer in identifying the Authorizations required by Buyer to operate and conduct the Business as it is currently conducted from and after the Closing Date and will either transfer current Business Authorizations of the Seller Group to Buyer if capable of transfer and set forth on Schedule 7.1(d) (the “Assigned Business Authorizations”) or take reasonable steps, at Buyer’s cost, to assist Buyer in obtaining new Business Authorizations.
     7.2 Public Announcements. Neither Buyer nor Seller shall, and Seller will cause the other members of the Seller Group not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer or Seller may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing requirements or agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
     7.3 Names. Seller agrees that, for a period of six months after the Closing Date, Buyer may continue to distribute product literature that uses any Retained Names and distribute products with labeling that uses any Retained Names to the extent that such product literature and labeling exists on the Closing Date and Buyer has marked, or has caused the Business to mark, such product literature and such labeling to obliterate the Retained Names, or, has otherwise provided notice, or has caused the Business to otherwise provide notice, that the Business has been sold to Buyer and is independent of Seller. In no event shall Buyer use any Retained Names after the Closing in any manner or for any purpose different from the use of such Retained Names by the Seller Group during the 180-day period preceding the Closing Date. “Retained Names” means “Advanced Energy” or “AE” or any name, logo or trademark that includes “Advanced Energy” or “AE”, any variation and derivatives thereof and any other product names (other than names of the Flow Products), logos or trademarks of the Seller Group not transferred to Buyer pursuant to this Agreement and the Ancillary Agreements.
     7.4 Employees.
          (a) Promptly following the execution of this Agreement, and subject to the confidentiality and other restrictions set forth in Section 6.3 above, Seller shall, and shall cause each other member of the Seller Group to, provide access to Buyer to the facilities and the personnel records of each member of the Seller Group for the purpose of preparing for and conducting employment interviews with Business Employees.
          (b) Buyer shall, or shall cause one of its Affiliates to, extend written offers of employment to not less than 90% of the Business Employees located in the United States and Japan and employed full-time by the Seller or its Affiliates immediately prior to the Closing, such employment to be contingent upon and effective immediately following the Closing. Such written offers shall (i) advise the Business Employee of the material terms and conditions and job duties of such employee’s position with Buyer or its Affiliates; (ii) state, among other things, an annual base salary during the first 12 months which shall be not less in the aggregate than that provided by Seller or the applicable member of the Seller Group to the employee immediately prior to the Closing Date; and (iii) include a summary of material benefits to which such employee shall be eligible to participate. Seller shall use, and shall cause each other member of the Seller Group to use, its reasonable best efforts to assist Buyer in employing as new employees of Buyer, all Business Employees to whom Buyer has offered employment pursuant to this Section 7.4(b). The Business Employees who accept Buyer’s offer of employment and commence employment with Buyer shall be referred to, collectively, as “Transferred Employees.” Seller shall terminate the employment of all Transferred Employees with the Seller Group effective immediately prior to the Closing. With respect to any Transferred Employees employed by the Seller Group in Japan, Seller shall take all necessary measures to secure the termination and transfer of such Transferred Employees in accordance with applicable Law, employment agreements, labor agreements, union contracts and collective bargaining agreements, including without limitation, conducting discussions and/or collective bargaining with any applicable labor union if required.
          (c) From and after the Closing Date, Buyer shall offer to Transferred Employees such Benefit Plans and arrangements (the “Buyer’s Benefit Plans”) made available by Buyer to its similarly situated employees. Buyer agrees that Transferred Employees will be eligible to immediately commence participation in the Buyer’s Benefit Plans without regard to any eligibility period. Buyer and its Affiliates will recognize all service of the Transferred Employees with Seller or any member of the Seller Group for purposes of eligibility to participate and vesting (but not benefit accruals in a Buyer’s Benefit Plans). Buyer and its Affiliates will waive to the fullest extent permitted by the applicable Benefit Plans all waiting periods, evidence of insurability requirements or pre-existing condition limitations and give credit under the Buyer’s Benefit Plans for amounts paid under a corresponding Seller Benefit Plan for purposes of applying deductibles, copayments and out-of-pocket maximums.
          (d) All Transferred Employees who are participants in a Seller Group Benefit Plan that is an employee pension benefit plan shall retain their accrued benefits under such plans as of the Closing Date, and Seller shall retain Liability for the payment of benefits as and when such Transferred Employees become eligible therefor under such plans. All Transferred Employees shall become fully vested in their accrued benefits under Seller’s pension benefit plans as of the Closing Date.
          (e) Seller shall be liable for any and all Liabilities relating to or arising out of the employment, or cessation of employment, any Person who is or was an employee of any member of the Seller Group and who is not a Transferred Employee, including any Person whose employment with the Business was terminated prior to the Closing (“Seller Employees”), including wages, deferred compensation, and other remuneration earned and due, severance, separation, deferred compensation or similar benefits that are payable to any Seller Employees.
          (f) Except as otherwise provided in this Section 7.4, Seller shall be liable for any and all Liabilities relating to or arising out of the employment of any and all Transferred Employees based on events or facts occurring on or prior to the close of business on the Closing Date, including wages, deferred compensation and other remuneration earned and due on or before the close of business on the Closing Date.
          (g) Except as otherwise provided in this Section 7.4, Buyer shall be liable for any and all Liabilities relating to or arising out of the employment, or cessation of employment, of the Transferred Employees based on events or facts occurring after the close of business on the Closing Date, including wages, deferred compensation and other remuneration earned and due after the close of business on the Closing Date, and any severance, separation or similar benefits that are payable to Transferred Employees terminated on or after the Closing Date.
          (h) Seller shall be liable for any and all Liabilities relating to or arising out of the cessation of employment of any Transferred Employees as of the close of business on the Closing Date, including any severance, separation or similar benefits that are payable to Transferred Employees, in each case to the extent that such Transferred Employee’s right to severance, separation, deferred compensation or similar benefits arises as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (i) Seller shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.
          (j) Seller shall be liable for the administration and payment of all health and welfare Liabilities and benefits under the Seller Group Benefit Plans and Foreign Plans with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all health and welfare Liabilities and benefits under Buyer’s Benefit Plans with respect to Transferred Employees participating therein to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.
          (k) Seller shall retain and perform all Liabilities and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to eligible Seller Employees and their covered dependents; provided that Buyer shall perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer.
          (l) Except as expressly set forth in this Section 7.4 with respect to Transferred Employees, Buyer shall have no obligation with respect to any Business Employee or any other employee of the Seller Group.
          (m) Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 7.4. Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or employment in any manner.
     7.5 Taxes and Transfer Costs.
          (a) Buyer shall pay all sales, use, transfer, documentary, stamp, registration, recording, conveyance or other transfer charges or taxes, export costs and fees, shipping costs, customs and duties (with Buyer, or its affiliate, being the importer of record), if any, due as a result of the purchase, sale or transfer of the Purchased Assets (the “Transfer Taxes”) in accordance herewith whether imposed by Law on the Seller Group or Buyer, provided that the Seller acknowledges and agrees that it is responsible for any Taxes payable to terminate the Customs Supervision Period in China in order to permit the transfer of Purchased Assets located in China. Except as provided in the previous sentence, each party shall pay such Taxes imposed on them under applicable Law. The Buyer and Seller shall cooperate with each other in connection with the foregoing Taxes, including in the preparation of associated Tax Returns and the determination of the amount of such Taxes that are due.
          (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.
          (c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
     7.6 JSI Agreement; Other Software License Agreements. Buyer shall use commercially reasonable efforts to enter into an agreement with JSI Logistic Corporation with respect to inventory storage and shipping (the “JSI Agreement”) and to enter into such software license agreements, including development and similar license agreements that are necessary to the operation of the Business by Buyer following the Closing.
     7.7 Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.
     7.8 Discharge of Business Obligations After Closing.
          (a) From and after the Closing, Seller shall, and shall cause each other member of the Seller Group to, pay and discharge on a timely basis all of the Excluded Liabilities.
          (b) From and after the Closing, if any member of the Seller Group or any of their respective Affiliates receives or collects any funds relating to any Purchased Asset, such member of the Seller Group or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to the relevant member of the Seller Group within five Business Days after its receipt thereof.
     7.9 Access to Books and Records. Each of Seller and Buyer shall preserve all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing in accordance with its respective document retention policies, provided that such policies require the retention of such records for at least five years following the Closing Date. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the purpose therefor, during regular business hours, to (i) the officers of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party and shall be subject to the terms of the Confidentiality Agreement.
     7.10 Continuity of Supply. During the two year period following the Closing Date, Buyer will use reasonable efforts to consult with Seller in the event of any termination or phasing out of currently existing Flow Products and will cooperate with customers of such products to ensure that the customers are provided with a continuity of supply of Flow Products.
     7.11 Customer Communications. Prior to the Closing, Buyer and Seller will coordinate their communications with customers of the Business and will confirm that certain customers are generally supportive of the sale of the Purchased Assets. Prior to the Closing, the Seller may require the assistance of Buyer in providing joint customer visits, and the Buyer shall not contact any customer without Seller’s prior consent.
     7.12 Further Assurances. Buyer and Seller shall, and Seller shall cause the other members of the Seller Group to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and (b) obtain in a timely manner all Consents and Business Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Buyer’s request, Seller shall execute, and Seller shall cause each other relevant member of the Seller Group to, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the Foreign Antitrust Laws shall have expired or been terminated and] all other Authorizations and Governmental Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
          (b) No temporary restraining order, preliminary or permanent injunction or other Governmental Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
     8.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

          (a) The representations and warranties of Seller set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
          (b) Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
          (c) Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller by an authorized officer of Seller (i) as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.2(a) and (ii) as to performance and compliance with its obligations and covenants to be performed or complied with at or prior to the Closing in accordance with Section 8.2(b) (the “Seller Closing Certificate”); provided that no exceptions taken in such certificate will modify any of Seller’s representations and warranties, covenants or agreements or have any effect for purposes of the conditions to Buyer’s obligation to close the transactions contemplated hereby or Buyer’s rights of indemnity hereunder.
          (d) There shall have been no Material Adverse Change.
          (e) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Governmental Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) affect adversely the right of Buyer to own the Purchased Assets or (iii) restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the Purchased Assets, or compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the Purchased Assets or all or any material portion of the business and assets of Buyer and its Subsidiaries. No such Governmental Order shall be in effect.
          (f) No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement or the Ancillary Agreements which has any of the effects set forth in clauses (i) through (iii) in Section 8.2(e).
          (g) The Seller Group shall have performed or complied in all material respects with all obligations and covenants required by the Japan Real Estate Purchase Agreement to be performed or complied with by the Seller Group at or prior to the Closing in order to effectively vest title of the Japan Land and Japan Buildings in Buyer.
          (h) Seller shall have obtained the Consent of each Person whose Consent is required under the Assigned Contracts set forth in Schedule 8.2(h) and shall have provided evidence of each such Consent in form and substance satisfactory to Buyer.
          (i) Buyer shall have received all Assigned Business Authorizations.
          (j) Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Seller to Buyer pursuant to Section 3.2 of this Agreement.

          (k) Buyer shall have received evidence in form and substance satisfactory to Buyer that all Liens other than Permitted Liens with respect to the Purchased Assets have been released.
          (l) JSI Logistic Corporation shall have entered into the JSI Agreement.
          (m) The Intellectual Property License Agreement dated December 31, 2009 by and between the Seller and Advanced Energy Japan K.K. shall have been terminated and of no further force or effect.
     8.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
          (a) The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
          (b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
          (c) Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by an authorized officer of Buyer to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied (the “Buyer Closing Certificate”).
          (d) No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Governmental Order would (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation. No such Governmental Order shall be in effect.
          (e) Buyer shall have delivered to Seller all agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.3 of this Agreement.
ARTICLE IX
TERMINATION
     9.1 Termination.
          (a) This Agreement may be terminated at any time prior to the Closing:
               (i) by mutual written consent of Buyer and Seller;

               (ii) by Buyer or Seller if:
               (1) the Closing does not occur on or before October 21, 2010; provided that the right to terminate this Agreement under this clause (ii)(1) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or
               (2) a Governmental Entity shall have issued an Governmental Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Governmental Order or other action is final and non-appealable;
               (iii) by Buyer if:
               (1) any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or
               (2) so long as at such time a breach by Buyer of any of its representations, warranties, covenants or agreements hereunder has not occurred and is continuing, there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within fifteen (15) Business Days after written notice of such breach is given to Seller by Buyer; or
               (iv) by Seller if:
               (1) any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or
               (2) so long as at such time a breach by Seller of any of its representations, warranties, covenants or agreements hereunder has not occurred and is continuing, there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within ten (10) Business Days after written notice of such breach is given to Buyer by Seller.
          (b) The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.
     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, the provisions of Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     9.3 Remedies. Any termination of this Agreement pursuant to Section 9.1 shall be without Liability of either party (or any Affiliate, stockholder, director, officer, employee, agent, consultant or Representative of such Party) to the other party to this Agreement; provided that a party shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.
ARTICLE X
INDEMNIFICATION
     10.1 Survival.
          (a) Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement, the Ancillary Agreements, any Schedule, certificate or other document delivered pursuant to this Agreement or the Ancillary Agreements, shall survive the Closing for a period of 12 months.
          (b) The representations and warranties of Seller contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.10 (Title to Personal Properties), 4.12(b)(i) (Title to Real Estate), 4.16 (Sufficiency of Purchased Assets), 4.25 (Brokers or Finders), and the representations and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.6 (Brokers or Finders) shall survive the Closing indefinitely. The representations and warranties of Seller contained in Sections 4.7 (Taxes), and 4.18 (Employee Benefits) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties of Seller contained in Article 4.20 (Environmental) shall survive the Closing for a period of five years; provided, however, that if Seller elects to conduct, at its cost, a Phase II environmental assessment on the Owned Real Property, and such assessment does not identify any environmental conditions that require remediation under Environmental Law that would reasonably be expected to result in a Liability in excess of $200,000 in the aggregate, then the representations and warranties of Seller contained in Article 4.20 (Environmental) shall survive the Closing for a period of three years.
          (c) The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of 12 months. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing indefinitely.
          (d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
     10.2 Indemnification by Seller.
          (a) From and after the Closing, Seller shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents,

successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty or other statement by Seller contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;
               (ii) any breach of any covenant or agreement of Seller contained in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;
               (iii) all warranty, product liability and other customer and third-party claims relating to defective or nonconforming products of the Business sold by Seller in the ordinary course of business prior to the Closing Date that exceed in the aggregate $630,000;
               (iv) any Excluded Liability, including any Pre-Closing Environmental Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability;
               (v) any fees, expenses or other payments incurred or owed by any member of the Seller Group to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;
               (vi) fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws;
               (vii) for a period of three (3) years after the Closing, any claim that Buyer’s sale, manufacture, use or any other exploitation of the Flow Products infringes one or more claims of the patents listed on Schedule 10.2(a)(vii) hereof; and
               (viii) any claim that Buyer does not own, free and clear of all Liens, all right, title and interest in and to the Intellectual Property Rights claimed under the patent listed on Schedule 10.2(a)(viii) hereof.
          (b) Seller shall not be liable for any Loss or Losses pursuant to Section 10.2(a)(i) and Section 10.2(a)(vii) (“Buyer Warranty Losses”) (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $150,000 in which event Seller shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) to the extent that Buyer Warranty Losses exceed $6,000,000 in the aggregate; provided, however, nothing contained in this Section 10.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

     10.3 Indemnification by Buyer.
          (a) Buyer shall indemnify and defend Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty or other statement by Buyer contained in this Agreement, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;
               (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby and thereby;
               (iii) any Assumed Liability;
               (iv) any Transfer Taxes; and
               (v) any fees, expenses or other payments incurred or owed by Buyer or any of its Affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Buyer shall not be liable for any Loss or Losses pursuant to 10.3(a)(i) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds $150,000, in which event Buyer shall be liable for all Seller Warranty Losses from the first dollar, and (ii) to the extent that Seller Warranty Losses exceed $6,000,000 in the aggregate.
     10.4 Indemnification Procedures for Third Party Claims.
          (a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.
          (b) Subject to the further provisions of this Section 10.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.
          (c) The Indemnitor will not be entitled to assume the Third Party Defense if:
               (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
               (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
               (iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;
               (iv) the Third Party Claim involves a material customer or supplier of the Business;
               (v) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects;
               (vi) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to use commercially reasonable efforts to vigorously prosecute or defend such Third Party Claim;
               (vii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement; or
               (viii) the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article X.
          (d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.
          (e) If the Indemnitor assumes a Third Party Defense, it will use reasonable efforts in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 10.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee (not to be unreasonably withheld or delayed) to which the Indemnitor is obligated to furnish indemnification pursuant to this Agreement; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other

Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.
          (f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 11.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article X with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
          (g) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.
     10.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of

Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.
     10.6 Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitor knew or should have known that any representation or warrant might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.
     10.7 Exclusive Remedy. The indemnification rights of the parties under this Article X will provide the exclusive remedy for any breach or inaccuracy of any representation or warranty or breach of any covenant or other agreement set forth in this Agreement, except for the right to seek specific performance, rescission or restitution, and except for rights set forth in any Ancillary Agreement, none of which rights or remedies shall be affected or diminished hereby; provided, however, nothing herein shall limit in any way any party’s remedies against any other party in respect of fraud, intentional misrepresentation or intentional breach of any of the provisions of this Agreement.
ARTICLE XI
MISCELLANEOUS
     11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
     If to Buyer, to:
Hitachi Metals, Ltd.
SEAVANS North Bldg.
1-2-1, Shibaura, Minato-ku
Tokyo, Japan
Attn: Junichi Kamata
Facsimile: 81-3-5765-4597
With a required copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0600
Attn: Alan J. Neuwirth, Esq.
Facsimile: 877.432.9652

Morgan, Lewis & Bockius LLP
One Market, Spear Street Tower
San Francisco, CA 94105
Attn: William A. Myers, Esq.
Facsimile: 415.442.1001
If to Seller, to:
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Telephone: 970-407-4670
Attn: Thomas McGimpsey, General Counsel
Facsimile: 970.407.5326
With a required copy to:
Hogan Lovells US LLP
1470 Walnut Street, Suite 200
Boulder, CO 80304
Attn: Carin M. Cutler, Esq.
Facsimile: 720.406.5301
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     11.2 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     11.3 Expenses. Except as otherwise provided herein, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

     11.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
     11.5 Governing Law. This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.
     11.6 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in San Francisco County, California, for the purposes of any Action arising out of this Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, Ancillary Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
     11.7 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
     11.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
     11.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
     11.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     11.11 Severability. Subject to Section 6.8(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.12 Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     11.13 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.
          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

HITACHI METALS, LTD.
By:	/s/ Hiroyuki Fujii
	Name:	Hiroyuki Fujii
	Title:	President & CEO

ADVANCED ENERGY INDUSTRIES, INC.
By:	/s/ Dr. Hans G. Betz
	Name:	Dr. Hans G. Betz
	Title:	Chief Executive Officer